Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 23, 2021, relating to the financial statements of nVent Electric plc (which report expresses an unqualified opinion and includes an emphasis of matter paragraph regarding the allocation of expenses from Pentair plc for the periods prior to April 30, 2018), and the effectiveness of nVent’s internal control over financial reporting, appearing in the Annual Report on Form 10-K for the year ended December 31, 2020. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

October 29, 2021